                                                                    EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of this 1st day of November, 2001, by and between Waterlink, Inc., a Delaware corporation (the "Company"), and Donald A. Weidig ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Executive as of the date hereof as its Chief Financial Officer and Executive desires to be so employed;

         NOW THEREFORE, in consideration. of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive and Executive hereby agrees to serve the Company for the Term (as defined in Section 2 below) of this Agreement, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

         2. TERM. The initial term (the "Initial Term") of this Agreement shall commence on the date hereof and shall continue until the second anniversary of the date hereof (the "Initial Expiration Date"); provided, however, that this Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof. On the Initial Expiration Date and each anniversary of the Initial Expiration Date, unless otherwise terminated in accordance with the provisions hereof, the term of this Agreement shall automatically renew for successive one year terms (the "Extended Term") unless and until either party delivers notice of termination pursuant to Section 7.6 within 30 days of the expiration of the then current term ("Non Renewal"). For purposes of this Agreement, "Term" means the Initial Term and, as so extended, the Extended Term.

         3.       POSITION, DUTIES AND RESPONSIBILITIES.

                  3.1 POSITION, DUTIES AND RESPONSIBILITIES. During the Term, Executive shall serve as either the Chief Financial Officer of the Company or the Chief Financial Officer of the Company's Specialty Products division, such position to be as determined by the Board of Directors of the Company (the "Board") from time to time, and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company and such other managerial duties and responsibilities with the Company, its affiliates, subsidiaries or divisions as may be assigned by the President and Chief Executive Officer of the Company and/or the Board consistent with Executive's position, duties and responsibilities with the Company, as the Company then exists. Executive will report directly to the President and Chief Executive Officer of the Company. Executive shall also serve as an officer and/or member of the Board of Directors of any subsidiary or affiliate of the Company, if the Board should so request; provided, that the duties, authority and responsibilities of Executive with such subsidiaries or affiliates shall be commensurate, and in all events not less than, Executive's duties, authority and responsibilities with the Company as set forth in this

Agreement. Executive acknowledges and agrees that, in connection, with his employment hereunder, he may be required to travel on behalf of the Company.


                  3.2 SERVICES TO BE PROVIDED. During the Term, Executive shall devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries, affiliates and divisions and use his best efforts in the performance of his duties to promote its and their best interests; provided, however, that nothing herein shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations (and retain any director's fees received therefrom), trade associations or charitable organizations, (ii) engaging in charitable activities and community affairs or
(iii) managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the performance of Executive's duties under the Agreement.

         4. SALARY.

                  4.1 BASE SALARY. During the Term, Executive shall be paid a base salary (the "Base Salary"), payable in equal installments at such intervals as the other executive officers of the Company are paid but not less often than semi-monthly, at an annual rate of One Hundred Thirty-two Thousand Dollars ($132,000) until the first anniversary of the date hereof. For each succeeding year during the Term, the annual rate of the Base Salary shall be increased (but not decreased) by such amount, if any, as may be determined by the Board.

                  4.2 ANNUAL BONUS. During the Term, Executive shall participate in any long term and annual incentive compensation program as may be maintained by the Company for the benefit of its executives. Pursuant to an annual incentive bonus plan proposed by management of the Company and approved by the Board, Executive may earn in each year during the Term, commencing with fiscal 2002, an amount (prorated for partial years) ranging from 0% to 50% of his Base Salary, subject to the achievement of certain performance goals established by the President and Chief Executive Officer of the Company, such performance goals to be derived from the Company's annual operating plan.

                  4.3 EQUITY OPPORTUNITY. During the Term, Executive shall be eligible for stock option grants and similar awards under existing plans of the Company, and under any future plans in which executive officers of the Company are entitled to participate. The stock option will be exercisable in cumulative annual increments of 25% of the shares subject thereto, commencing on the first anniversary of the date of grant of such stock options.

         5. EMPLOYEE BENEFITS.

                  5.1 BENEFIT PROGRAMS. During the Term, Executive shall participate with other members of senior management of the Company in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees or senior executives of the Company or its subsidiaries generally, to the extent that he remains eligible under the general provisions thereof Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, life or similar plan or program of the Company now existing or established hereafter for the benefit of its employees or senior executives of the Company and its subsidiaries generally, to the extent that he is eligible under the general provisions thereof.

                  5.2 AUTOMOBILE. During the Term, the Company will provide Executive with a leased automobile comparable in quality, type and cost as those provided to similarly situated management executives of the Company and consistent with its policies as amended from time to time. The Company shall pay or reimburse the Executive for all taxes, insurance premiums, maintenance, repair and operating expenses (other than for expenses incurred when such automobile is used for non-Company business purposes) incurred in the operation of such automobile. Such automobile shall remain the property of the Company and shall be returned to the Company immediately upon termination of this Agreement.

                  5.3 VACATION; PERSONAL DAYS. During the Term, Executive shall be entitled to annual vacation with pay during each year of his employment, hereunder provided that the vacation days taken are commensurate with past practice of the Company for its senior executives and do not materially interfere with the operations of the Company. Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company.

                  5.4 KEY MAN INSURANCE. Executive agrees that the Company may at any time and for the Company's own benefit, apply for and take out life, health, accident, and/or other insurance covering Executive either independently or together with others in any amount which the Company deems to be in, its best interests and the Company may maintain any existing insurance policies on the life of Executive owned by the Company. The Company shall own all rights in any such insurance policies and in the cash values and proceeds thereof and, except as otherwise provided, Executive shall not have any right, title or interest therein. Executive agrees to assist the Company at the Company's expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers. Upon the termination of Executive's employment, or if the Company elects to cancel any insurance coverage on Executive owned by the Company, and if the policy so permits, Executive shall have the option of acquiring such policy from the Company upon written notice to the Company within thirty days after termination of employment or after receiving notice from the Company of its intent to cancel such insurance, by paying to the Company an amount equal to the cash surrender value plus any unearned premium associated with such insurance. The Company agrees to give Executive not less than thirty days notice of its intent to cancel any insurance described in this Section 5.4.

         6. EXPENSES. The Company shall reimburse Executive upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies, for all reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement.

         7. TERMINATION. Executive's employment under this Agreement may be terminated without any breach of this Agreement only under the following circumstances:

                  7.1 DEATH. Executive's employment shall terminate upon his death.



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

                  7.2 DISABILITY. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of ninety (90) calendar days out of any period of one hundred and eighty
(180) consecutive calendar days during the Term, then the Company shall have the right to terminate this Agreement.

         7.3 TERMINATION OF EMPLOYMENT OF EXECUTIVE BY THE COMPANY FOR CAUSE. The Company may terminate the employment of Executive for Cause (as hereinafter defined). The term "Cause," as used herein, shall mean (a) Executive's willful misconduct or gross neglect in the performance of his duties hereunder which in either case has resulted, or is likely to result, in material economic damage to the Company, (b) the material breach of this Agreement by Executive which has resulted, or is likely to result, in material, economic damage to the Company or
(c) the final, non-appealable conviction of Executive of a felony which constitutes a crime of moral turpitude. For purposes of Section 7.3(a), no act, or failure to act, on Executive's part, will be considered "willful" unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in furtherance of the Company's business.

                  For purposes of clause (a) and (b) of the preceding paragraph, Executive shall not be deemed to have been terminated for Cause unless and until, after reasonable notice to Executive and an opportunity for him to be heard before the Board, the Board has determined that Executive was guilty of the conduct described in clause (a) or (b) of the preceding paragraph, and the Board has delivered to Executive a Notice of Termination (as defined below) stating such determination and specifying the particulars thereof in detail.

                  7.4 TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE. Notwithstanding anything to the contrary in Section 2 hereof the Term may be terminated by Executive by delivering not less than thirty (30) days notice of termination to the Company pursuant to Section 7.6 (provided that circumstances did not then exist that would permit the Company to terminate Employee for Cause).

                  7.5 NON RENEWAL. On the Initial Expiration Date and each anniversary of the Initial Expiration Date either party may deliver notice of termination pursuant to Section 7.6 within thirty (30) days of the expiration of the then current term.

                  7.6 NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive (other than a termination pursuant to Section 7.1 above) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, Any purported termination not satisfying the requirements of this Section 7.6 shall not be effected except in the event of a Non Renewal in which case the Company shall not be required to provide a basis for termination other than Non Renewal of the Agreement.

                  7.7 DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 7.6 above, the date specified in the Notice of Termination, and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after the Notice of Termination is given pursuant to Section 7.3, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); provided, further, that if the Company prevails in its determination to terminate Executive for Cause in such arbitration or litigation, the Date of Termination shall be the date specified in the Notice of Termination.

         8. COMPENSATION UPON TERMINATION.

                  8.1 COMPENSATION UPON TERMINATION UPON DEATH. In the event of the death of Executive during the Term, Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall be paid an amount equal to the sum of (x) Executive's unpaid Base Salary through the month in which Executive's death occurred (which shall be paid within thirty (30) days of Executive's death), plus (y) an amount equal to the product of (1) the "Bonus Payment" (as defined in Section 8.2), if any, with respect to the fiscal year in which Executive's employment is terminated pursuant to Section 7.1, and (2) a fraction, the numerator of which is the number of days during which Executive rendered services and performed his duties hereunder during the fiscal year in which his employment hereunder is so terminated and the denominator of which is 365; such amounts related to the Bonus Payment to be payable to Executive in twelve (12) equal semi-monthly installments on the fifteenth and last day of each month commencing on the fifteenth day of the month following the month in which Executive's employment is terminated, other than any Bonus Payment that is not then determined, which shall be paid when such Bonus Payment under Section
4.2 would otherwise have been due. Executive, or the Estate, shall be entitled to other death benefits in accordance with the terms of the Company's benefit programs and plans and the other provisions of this Agreement.

                  8.2 COMPENSATION UPON TERMINATION FOR DISABILITY. If Executive's employment hereunder is terminated for Disability, Executive shall be paid an amount equal to the sum of (x) any unpaid Base Salary for the month in which the termination occurred (which shall be paid within thirty (30) days of the date of termination) plus (y) an amount equal to the product of (1) the "Bonus Payment" (as defined below), if any, with respect to the fiscal year in which Executive's employment is terminated pursuant to Section 7.2, and (2) a fraction, the numerator of which is the number of days during which Executive rendered services and performed his duties hereunder during the fiscal year in which his employment hereunder is terminated and the denominator of which is 365; such amounts related to the Bonus Payment to be payable to Executive in twelve (12) equal semi-monthly installments on the fifteenth and last day of each month commencing on the fifteenth day of the month following the mouth in which Executive's employment is terminated, other than any Bonus Payment that is not then determined, which shall be paid when such Bonus Payment under Section
4.2 would



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otherwise have been due. The amount provided for above shall be reduced by any disability benefits received by Executive under plans maintained by the Company. Executive shall. be entitled to other disability compensation and benefits in accordance with the Company's benefit programs and plans and the other provisions of this Agreement. The "Bonus Payment' shall mean (a) if a termination of employment occurs within the first four (4) months of a fiscal year the bonus, if any, paid to Executive with respect to the immediately preceding fiscal year pursuant to Section 4.2 hereof or (b) if a termination of employment occurs after the first four months of a fiscal year, the bonus to be paid to Executive pursuant to Section 4.2 hereof calculated after the end of the fiscal year in which such termination occurs with respect to such year. The parties shall have no further obligation, under this Agreement except that Executive shall not be relieved of Executive's obligations under Sections 10 and 11 regarding confidentiality and non-competition.

                  8.3 COMPENSATION UPON TERMINATION BY THE COMPANY FOR CAUSE OR BY RESIGNATION OF EXECUTIVE. If Executive's employment is terminated by the Company For Cause or by Resignation of the Executive, the Company shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued bonus compensation through the Date of Termination. The parties shall have no other obligations under this Agreement except that Executive shall not be relieved of Executive's obligations under Sections 10 and 11 regarding confidentiality and non-competition.

                  8.4 IMPROPER TERMINATION; NON RENEWAL.

                  (a) Subject to the provisions of Section 8.4(,b) hereof, if
         (x) in breach of this Agreement, the Company shall terminate Executive's employment other than pursuant to Section 7.3 (it being understood that a purported termination pursuant to Section 7.3 which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (y) the Company shall not renew the then current Term which results from the Company delivering to the Executive notice of termination for Non-Renewal pursuant to Sections 7.5 and 7.6 hereof, then

                        (i) The Company shall pay Executive his full Base Salary
                  through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued bonus compensation through the Date of Termination; plus

                       (ii) In lieu of all other salary and incentive
                  compensation payments which Executive would have earned under this Agreement but for his termination, the Company shall pay to Executive, as liquidated damages, an amount equal to the annual Base Salary in effect as of the Date of Termination, such amount to be payable to Executive in twenty-four (24) equal semi-monthly installments on the fifteenth and last day of each month, commencing on the fifteenth day of the month following the month in which the Date of Termination occurs. If the Company fails to make, within five (5) days of the dates specified above, any two (2) payments required to be made pursuant to this Section 8.4(a)(i) or (ii), the Company shall pay to Executive, within ten (10) days of the date of such second



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

                  failure, in a lump sum, an amount equal to the sum of the remaining payments (including any payments that the Company failed to make) to which Executive would have been entitled pursuant to Section 8.4(a)(i) and (ii) if such failures had not occurred. The parties shall have no other obligations under the Agreement except that Executive shall not be relieved of Executive's obligations under sections 10 and 11 regarding confidentiality and non-competition.

                           (iii) In the event of a Change of Control while
                  Executive is receiving payments of liquidated damages under Section ss.8.4(a)(ii), at Executive's option, Executive shall be entitled to receive, in lieu of such payments, an amount equal to the present value of the unpaid balance of such payments, determined and payable in accordance with Section 8.4(b)(ii), as if the date of the Change of Control were the Date of Termination, plus any Gross-Up Payment applicable pursuant to Section 8.4(b)(iii).

                  (b) If, within one year after the occurrence of a Change of Control, (x) in breach of this Agreement, the Company shall terminate Executive's employment other than pursuant to Section 7.3 (it being understood that a purported termination pursuant to Section 7.3 which is disputed and finally determined not to have been proper shall be a Termination by the Company in breach of this Agreement) or (y) the Company provides Executive notice of termination for Non Renewal pursuant to Sections 7.5 and 7.6 hereof, then

                        (i) The Company shall pay Executive his full Base Salary
                  through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued bonus compensation through the Date of Termination; plus

                       (ii) In lieu of all other salary and incentive
                  compensation payments which Executive would have earned under this Agreement but for his termination, the Company shall pay to Executive, as liquidated damages an amount equal to the present value of the payments described in Section 8.4(a)(ii), with the present value calculation based on the then current Applicable Federal Rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Termination Payment"). All payments under this Section 8.4(b) shall be made on or before the fifth day following the Date of Termination other than any Bonus Payment that is not then determined, which shall be paid within five (5) days after calculated and in no event later than ninety (90) days after the end of the fiscal year in which Executive's employment is terminated. In addition, if the receipt of the lump sum pursuant to the foregoing sentence would cause Executive to pay federal income tax for the year of receipt at a higher marginal rate than Executive would have paid for such year had Executive's employment not been terminated (the "Original Marginal Amount"), Executive shall not be required to mitigate the amount of compensation payable to Executive hereunder, by securing other employment or otherwise, nor will such compensation be reduced by reason of Executive securing other employment or for any other reason. The parties shall have no further obligations under this Agreement EXCEPT as provided for in



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                  Section 8.4(b)(iii) and Executive shall not be relieved of
                  Executive's obligations under Section 10 regarding Confidentiality.

                           (iii) In the event that Executive becomes entitled to
                  the Termination Payment provided for in Section 8.4(b)(ii), if any of the Termination Payment will be subject to the tax (the "Excise Tax,") imposed by Section 4999 of the Code, the Company shall pay to Executive at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Termination Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Termination Payment. For purposes of determining whether any of the Termination Payment shall be subject to the Excise Tax and the amount of such Excise Tax, (x) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person. as to require attribution of stock ownership between the parties under section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, (y) the amount of the Termination Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Termination Payment or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (x), above, and after deducting any excess parachute payments in respect of which payments have been made under this Section 8.4(b)), and
                  (z) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence upon the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  For purposes of this Agreement, a "Change in Control" of the Company shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) , directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14 (d) of the Exchange Act), other than the Company or Executive or an entity directly or indirectly controlled by Executive, of securities of the Company representing a majority or more of the combined voting power of the Company's then outstanding securities, (ii) the failure, for any reason, of the individuals who presently constitute the Board of Directors (the "Incumbent Board") to constitute at least a majority thereof, provided that any director whose election has been approved in advance by directors representing at least two-thirds (2/3) of the directors comprising the Incumbent Board or by Executive shall be considered, for these purposes, as though such director were a member of the Incumbent Board, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation occurs; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  8.5 CONTINUED MAINTENANCE OF BENEFIT PLANS. Unless Executive is terminated for Cause, Death, Disability or by Resignation of Executive, the Company shall maintain in full force and effect, for the continued benefit of Executive for twelve (12) months commencing upon the Date of Termination, all medical, hospitalization, health and accident insurance benefits in which Executive was entitled to participate immediately prior to the Date of Termination. In the event that Executive's participation in any such benefits is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such benefits.

         9. INDEMNIFICATION.

                  9.1 The Company agrees to indemnify Executive to the fullest extent permitted by applicable law consistent with the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof with respect to any acts or non-acts he may have committed while he was an officer, director, and/or employee (i) of the Company or any subsidiary thereof, or (ii) at the request of the Company, of any other entity.




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

                  9.2 The Company agrees to maintain for Executive, during the Term a general liability insurance policy not less favorable than any policy that the Company maintains for similarly situated executives in general.

         10. CONFIDENTIAL INFORMATION.

                  10.1 Executive hereby acknowledges that, in the course of his employment by the Company, he will have access to secret and confidential information which relates to or affects all aspects of the business and affairs of the Company, its subsidiaries, affiliates or divisions, and which are not available to the general public ("Confidential Information"). Without limiting the generality of the foregoing, Confidential Information shall include information relating to inventions, developments, specifications, technical and engineering data, information concerning the filing or pendency of patent applications, business ideas, trade secrets, products under development, production methods and processes, sources of supply, marketing plans, and the names of any customers or prospective customers or of any persons who have or shall have traded or dealt with the Company. Accordingly, Executive agrees that, except as required by the performance of his duties hereunder, he will not, at any time during the Term and thereafter, disclose or furnish any Confidential Information to any person, firm, corporation or other entity without the express prior written consent of the Company. Notwithstanding the foregoing, the term Confidential Information shall not include information or data which (i) is now or hereafter in the public domain, other than as a result of the breach of this
Section 10 by Executive, (ii) prior to the date of commencement of Executive's employment by the Company was known to Executive (iii) is, after the Date of Termination, lawfully acquired by Executive from a third party who, to Executive's knowledge, is not prohibited from disclosing such data or information to Executive or (iv) is required to be disclosed by court order or other legal process. In the event that Executive receives a request or demand to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or otherwise, Executive agrees to (x) promptly notify the Company of the existence, terms and circumstances surrounding such a request so that the Company may seek a protective order or other appropriate relief or remedy and (y) if disclosure of such information is required, disclose such information and, subject to reimbursement by the Company of Executive's expenses, cooperate with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Company so designates.

                  10.2 Executive hereby acknowledges and agrees that any and all models, prototypes, notes, memoranda, notebooks, drawings, records, plans, documents or other material in physical form which contain or embody Confidential Information, whether created or prepared by Executive or by others ("Confidential Materials"), which are in Executive's possession or under his control, are the sole property of the Company. Accordingly, Executive hereby agrees that, upon the termination of his employment with the Company, whether pursuant to this Agreement or otherwise, or at the Company's earlier request, Executive shall return to the Company all Confidential Materials and all copies thereof in his possession or under his control and shall not retain any copies of Confidential Materials.

         11.      NON-COMPETITION.

                  11.1 Executive agrees that during the Term, anywhere in the world, and for one (1) year from the Date of Termination, in any states in the United States or any countries outside the United States where the Company then has done business or is actively contemplating doing business, Executive shall not, directly or indirectly, whether as an individual on Executive's own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly:

                  (a) engage in, carry on or have any interest in a business competitive with the Company's businesses as such businesses are constituted on the Date of Termination.

                  (b) enter into, engage in, or be employed by or consult with any business in competition with the Company on matters competitive with the Company's businesses as such businesses are constituted on the Date of Termination.

                  (c) employ, assist in employing or otherwise associate in business with any then current or former employee of the Company,

                  (d) induce any person who is a then current or former employee, officer, agent, affiliate or customer of the Company to terminate the relationship, and

                  (e) induce any customer or supplier of the Company to refuse to do business with the Company on as favorable terms as previously done with the Company.

                  11.2 Anything to the contrary herein notwithstanding, the provisions of this Section 11 shall not be deemed violated by the purchase and/or ownership by Executive of shares of any class of equity securities (or options, warrants or rights to acquire such securities, or any securities convertible into or exchangeable or exercisable for such securities) (x) of the Company (or any successor thereto), (y) representing (together with any securities which would be acquired upon the exercise of any such options, warrants or rights or upon the conversion of any other security convertible into or exchangeable or exercisable for such securities) three percent (3%) or less of the outstanding shares of any such class of equity securities of any :issuer whose securities are traded on a national securities exchange or listed by NASDAQ, the National Quotation Bureau Incorporated or any similar organization; provided, however, that Executive shall not be otherwise connected with or active in the business of the issuers described in this Section 11.2 or (z) of any entity which is then employing Executive.

         12. REMEDY FOR BREACH. Executive hereby acknowledges that in the event of any breach or threatened breach by him of any of the provisions of Sections 10 or 11 of this Agreement, the Company would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, Executive hereby agrees that, in such event, the Company shall be entitled, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

         13.      INVENTIONS, DISCOVERIES, ETC.

                  (a) Executive agrees that any process, product, substance or other item discovered or invented by Executive and all information developed by Executive in performance of Executive's duties hereunder shall be and shall remain the property of the Company.

                  (b) Executive will immediately disclose in writing to the Company all ideas, creations, inventions, discoveries and improvements, whether or not patentable or copyrightable and whether or not fixed in any mode of expression or reduced to practice that Executive conceives of during his employment with the Company, alone or with others in the performance of Executive's duties hereunder (the "Discoveries"). Executive agrees to maintain complete records of all creative or inventive activities and to deliver such records including, but not limited to, all memoranda, notes, records, reports, manuals, drawings, blueprints and any other documents or recorded items that pertain to Executive's inventive activities during the period of this Agreement to the Company at the termination of employment pursuant to this Agreement or as otherwise requested by the Company,

                  (c) Executive agrees that all Discoveries which relate to the actual or anticipated business of the Company or the actual or anticipated research and development of the Company or which are suggested by or result from any work performed by Executive in the course of his employment, or which result from the use of Company facilities, equipment, supplies or confidential information, are the sole and exclusive property of the Company, and the Company shall have the right to use such Discoveries and to obtain patent, copyright, and/or trade secret protection or any other form of legal protection for such Discoveries in the United States and any other country. To the extent such Discoveries can be protected by copyright and are deemed in any way to fall within the definition of "work made for hire" as defined in 17 U.S.C., ss. 101, such Discoveries shall be considered to have been produced under contract for the Company as "work made for hire."

                  (d) Executive agrees to assist the Company in every way to obtain, and from time to time to enforce, its legal rights to such Discoveries in the United States and any other country, without additional compensation. Executive agrees to execute at the Company's request all assignments of rights and other documents necessary to ensure and perfect the Company's rights in such Discoveries and to obtain patents, copyrights and any other form of legal protection under the laws of the United States of America and any foreign country designated by the Company.

                  (e) Executive's obligations under subsection (d) above shall continue beyond the termination of his employment with the Company.

         14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or by telecopy (immediately followed by telephone confirmation of delivery of such telecopy with the intended recipient of such notice and by notice in writing sent promptly by registered or certified mail as provided above) to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

         To the Company:   Waterlink, Inc.

                           835 North Cassady Avenue
                           Columbus, OH 43219-2203
                           Telephone:  (614) 258-9501
                           Telecopy.    (614) 258-3464
                           Attention:  President and Chief Executive Officer

         With copies to:   Douglas E. Haas, Esq.

                           Benesch, Friedlander, Coplan & Aronoff LLP
                           2300 BP Tower
                           200 Public Square
                           Cleveland, OH  44114
                           Telephone:  (216) 363-4602
                           Telecopy:    (216) 363-4588

         To Executive:     Donald A. Weidig
                           4268 Walterson NW
                           Massillon, OH 44646
                           Telephone:  (330) 832-6877

         All such notices and communications shall be deemed to have been received on the date of personal delivery, on the date that the telecopy is confirmed as having been received or on the third business day after the mailing thereof, as the case may be.

         15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the employment matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such, employment matters.

         16. BINDING EFFECT; THIRD PARTY BENEFICIARIES. Except as otherwise provided herein., this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as if the Company provided Executive Notice of Termination for Non Renewal, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean Waterlink, Inc. and any successor to its business and/or assets.

         17. NO ASSIGNMENT. Except as contemplated by Section 16 above, this Agreement shall not be assignable or otherwise transferable by either party.

         18. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Chief Executive Officer or the Board and is agreed to in writing, signed by Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

         19. GOVERNING LAW; ARBITRATION. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Ohio, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Agreement, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration, shall be held in Canton, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.

         20. TITLES. Titles to the Sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

         21. COUNTERPARTS. This Agreement may be executed in one or more counter parts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

         22. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                        WATERLINK, INC.


                                        By:/s/William Vogelhuber
                                           ---------------------
                                        William Vogelhuber, President and Chief
                                        Executive Officer


                                        /s/Donald A. Weidig
                                        -------------------
                                        Donald A. Weidig




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